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EXHIBIT 10.29

        NUVASIVE
Creative Spine Technology

Alexis V. Lukianov
President and Chief Executive Officer

December 20, 2002

Kevin O'Boyle
C/O Mildred O'Boyle
861 Country Club Circle
Venice, FL 34293

Dear Kevin,

NuVasive, Inc (the "Company") is pleased to offer you employment on the terms and conditions stated in this letter. The Company is offering you the position of Chief Financial Officer. As Chief Financial Officer, you will report directly to me, and your job duties will be further outlined upon your employment. We would like for you to begin work in this capacity with the Company on January 8, 2002. You will have time off in January to wrap up loose ends with your previous employer.

Your initial rate of compensation will be $18,750 per month. You will also be eligible for the 2003 Performance Bonus Program and be guaranteed a minimum of $30,000 bonus for 2003. NuVasive will pay up to $70,000 for you to move from Orange Country to San Diego. Any tax impact is borne by NuVasive. NuVasive will also provide you with temporary housing for a maximum of 6 months. You have one year from your start date to use this relocation package. Should you leave NuVasive voluntarily before one year after your start date, you must repay all of this to NuVasive. Subject to approval by the Board of Directors, you will receive 400,000 shares of NuVasive Common Stock options at a strike price of $0.25 per share. These options will vest over four years in accordance with the provisions of the Company's 1998 Stock Option Plan. Additionally, you will be eligible for the following benefits: standard medical, dental, life insurance, 401K, four (4) weeks of vacation benefits and up to $1,000 annual reimbursement for club expenses.

Your employment with the company will not be for any specific term and may be terminated by your or by the Company at any time, with or without cause and with or without notice. The at-will nature of your employment described in this offer letter shall constitute the entire agreement between you and the company concerning the duration of your employment and the circumstances under which either you or the Company may terminate the employment relationship. As an employee of the Company, you will be required to comply with all Company policies and procedures.

If your position is terminated in a change of control, you will be eligible for 12 months salary and pro-rata bonus compensation. With regard to accelerated vesting of your options it would only take place if the company were acquired and the acquiring company did not put in place a comparable stock option plan or if you were asked to assume a role in the acquired company with substantially less responsibility. In other words, it is NuVasive's best interest to retain key members of management including the CEO and CFO at the time of a sale of the company. If the acquiring company does not require your services all stock options would immediately vest or if the acquiring company did not put in a comparable stock option plan and retain you in a significant management role, you would have the opportunity to accelerate vesting of your shares. This arrangement is identical to that provided to the CEO. At this time, other executives do not have any similar provisions.

Your employment pursuant to this offer is contingent upon your execution of the attached Proprietary Information and Inventions Agreement and upon your compliance with all contractual obligations that you may have with your former employer. You agree that during the course of performing your duties on behalf of NuVasive, you will not use or disclose to NuVasive any confidential or proprietary information that may belong to others. You have already indicated to us that you have no such information in your possession.

If you wish to accept this offer, please sign your acceptance below and return the fully executed letter to me, along with the executed Proprietary Information and Inventions Agreement. Please fax the executed offer letter to me over the weekend to my home at 858-759-0657. You may also reach me at home at 858-759-0656. You should keep one copy of this letter for your own records.

We are looking forward to having you join the NuVasive team.

Very truly yours,
NUVASIVE, INC.
By:	/s/ Alexis Lukianov Alexis V. Lukianov President and CEO

        I have read and accept this employment offer.

Dated:	12-24-02	/s/ Kevin O'Boyle Kevin C. O'Boyle

cc: Dan O'Hara-Heidrick and Scruggles

NUVASIVE	10065 OLD GROVE ROAD • SAN DIEGO, CA 92131
Creative Spine Technology	858.271.7070 toll free: 800.455.1476 fax: 858.271.7101
Alexis V. Lukianov President and Chief Executive Officer	January 20, 2004

Mr. Kevin O'Boyle
10065 Old Grove Road
San Diego, CA 92131

        Re:    Additional Severance/Retention Benefit and Vesting Acceleration

Dear Kevin,

        The purpose of this letter is to memorialize our understanding regarding the amendment of the terms of your original offer letter with the NuVasive, Inc. (the "Company") dated December 20, 2002 (the "Offer Letter") and the terms of your various option grants (the "Option Grants"). For purposes of this letter, the terms Involuntary Termination, Corporate Transaction and Service shall have the meaning set forth in the Company's 1998 Stock Option/Stock Issuance Plan (the "Plan").

        1.     Involuntary Termination within 12 Months of Corporate Transaction. Upon your Involuntary Termination within 12 months following a Corporate Transaction (if, and only if, you are still providing Service to the Company or its successor, as applicable, at such time), the Company or its successor, as the case may be, shall pay you a cash payment equal to one hundred fifty percent (15 0%) of your compensation earned (including any bonus with respect to performance during) the most recently completed calendar year ("Compensation").

        2.     Involuntary Termination beyond 12 Months of Corporate Transaction. Upon your Involuntary Termination beginning 12 months following a Corporate Transaction (if, and only if, you are still providing Service to the Company or its successor, as applicable, at such time), the Company or its successor, as the case may be, shall pay you a cash payment equal to one hundred percent (100%) of your Compensation.

        3.     Vesting Acceleration at Corporate Transaction. Upon the closing of a Corporate Transaction (if, and only if, you are still providing Service to the Company or its successor, as applicable, at such time), fifty percent (50%) of your unvested stock (and options) will immediately vest; provided however, that this amount shall be one hundred percent (110%) in the event that your stock (and options) are not assumed in full as part of the Corporate Transaction.

        4.     Additional Vesting Acceleration following Corporate Transaction. If not otherwise fully vested, any remaining unvested stock (and options) shall fully vest upon the earlier of (a) your Involuntary Termination following a Corporate Transaction and (b) the date 12 months from the closing of the Corporate Transaction, (if, and only if, you are still providing Service to the Company or its successor, as applicable, at such time).

        5.     Severance. In the event of your Involuntarily Termination prior to a Corporate Transaction, in lieu of any severance contemplated by your Offer Letter, the Company shall pay you a cash payment equal to one hundred percent (100%) of your Compensation upon your execution of a release of all claims against the Company.

        6.     Nonsolicitation. You agree that while providing Service to the Company and for one (1) year following the date upon which you cease to provide Service to the Company, you will not, either directly or through others solicit or attempt to solicit, or hire or attempt to hire, any person (including any entity) who is an employee, consultant or independent contractor of the Company to terminate his, her or its relationship with the Company in order to become an employee, consultant or independent contractor to or for any other person or entity.

        For purposes of clarification, your employment with the Company will remain on an "at will" basis, meaning that (except for the obligations contemplated by the Offer Letter and this letter) either you or the Company may terminate your employment at any time for any reason or no reason, without further obligation or liability. These terms are in lieu of and replace the current terms of any severance obligations or vesting acceleration set forth in the Offer Letter and the Option Grants. The severance obligations and vesting acceleration set forth herein constitute the entirety of any severance obligation owed to you by the Company and any accelerated vesting to which you are entitled following a Corporate Transaction. This policy of at-will employment is the entire agreement as to the duration of your employment and may only be modified in an express written agreement signed by an officer of the Company authorized by the Company's Board of Directors and you.

        This letter agreement shall be governed by and construed under the laws of the State of California as applied to agreements among California residents entered into and to be performed entirely within California.

Very truly yours,
NUVASIVE, INC.
By:	/s/ Alexis Lukianov Alexis Lukianov, President and CEO

AS ACCEPTED AND AGREED:

/s/ Kevin O'Boyle Kevin O'Boyle

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